CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into effective as of January 10, 2011 between SafeStitch Medical, Inc. a Delaware corporation (the “Company”) and Adam S. Jackson (the “Consultant”).

Recitals

A. Company is a medical device company focused on the development of medical devices that manipulate tissues for endoscopic and minimally invasive surgery for the treatment of obesity, GERD, hernial defects, esophageal obstructions, Barrett’s Esophagus, upper gastrointestinal bleeding and other intraperitoneal abnormalities. Company’s products and product candidates include, but are not limited to, the AMID Stapler®, SMART Dilator™, bite blocks (standard and airway), Intraluminal Gastroplasty Device for Obesity and GERD, Barrett’s Excision and Ablation Device for Treatment and Diagnosis (Barrett’s Devices), T Fasteners for Upper GI Bleeding (T Fastener Gun), Novel Devices for Natural Orifice Transluminal Endoscopic Surgery (NOTES), the sale of mesh, as well as certain products under development which have not been publicly disclosed;

B. The Consultant possesses specific knowledge regarding the financial and business operations of the company; and

C. The Company desires to engage the Consultant and the Consultant desires to provide consulting services to the Company, in accordance with the terms and conditions of this Agreement.

Agreement

In consideration of the Recitals and the mutual covenants contained in this Agreement the Company and the Consultant agree as set forth below.

1. Definitions. In addition to terms defined elsewhere in this Agreement, when used in this Agreement the terms set forth below shall have the meanings indicated.

"Affiliate” means any Person which controls, is controlled by or is under common control with the Company, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

"Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

"Products” means the products and devices of the Company or its Affiliates.

“Term” means the period during which this Agreement is in effect.

2. Engagement. The Company engages the Consultant to provide consulting services to the Company, and the Consultant accepts such engagement, upon the terms and subject to the conditions set forth in this Agreement.

3. Term. The term of the Consultant’s engagement pursuant to this Agreement shall commence on the date hereof and continue until March 31, 2011 unless earlier terminated in accordance with the provisions of Section 13. During the Term, the Consultant’s activities shall constitute “Continuous Service” to the Company, as that term is defined in the SafeStitch Medical, Inc. 2007 Incentive Compensation Plan, and the Consultant’s stock options listed on Exhibit A will continue to vest pursuant to the terms of the underlying option agreements.

4. Duties. During the term of this Agreement, the Consultant shall consult with representatives of the Company and its Affiliates concerning (a) preparation of the Company’s SEC filings; (b) general consultation on business, financial and Company matters; (c) transition processes and responsibilities; (d) preparation of the SEC filings for Non-Invasive Monitoring Systems, Inc. (“NIMS”); (e) general consultation and transitional assistance for NIMS and Aero Pharmaceuticals, Inc. and (f) such other matters as the Company shall from time to time reasonably request consistent with the provisions hereof relating to the Company, NIMS or Aero Pharmaceuticals.

The Consultant shall devote such time as is required to perform his or her duties under this Agreement for up to 12 hours per week (the “Retainer Hours”), and shall, upon request, perform his or her duties at the Company’s offices at 4400 Biscayne Blvd. The Consultant shall not work more that the Retainer Hours during any weekly period during the Term without the prior written approval of the Company. The Consultant’s contact at the Company shall be the Company’s Chief Executive Officer and such persons as the Chief Executive Officer may designate from time to time. In providing services to the Company, the Consultant shall use his or her best efforts, skills and abilities to promote the interests of the Company and to diligently and competently perform his or her duties under this Agreement.

5. Compensation. During the term of this Agreement, as compensation for the performance of services under this Agreement and the Consultant’s observance and performance of all of the provisions of this Agreement, the Company shall pay to the Consultant, and the Consultant shall accept from the Company a total of Fifteen Thousand Dollars and 00/xx ($15,000) payable $2,500 on January 31, 2011, $5,000 on February 28, 2011 and $7,500 on March 31, 2011. All pre-approved time over and above the Retainer Hours shall be compensated at the rate of $150.00 per hour, billed in 1/2-hour increments. The Consultant shall present the Company with an invoice for such additional hours no later than the 5th of each month, accompanied by an accounting of all hours worked during the prior calendar month. The Company shall remit payment to the Consultant no later than ten days following receipt of each invoice.

6. Reimbursement of Expenses. Upon submission of proper supporting documentation and in specific accordance with such guidelines as may be established from time to time by the Company, the Consultant shall be reimbursed by the Company for all reasonable expenses actually and necessarily incurred by Consultant on behalf of the Company in connection with the performance of services under this Agreement, provided that the incurrence of such expenses is either requested or authorized in advance by the Company.

7. Representation of Consultant. The Consultant represents and warrants that: Consultant is not a party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to existing or previous employment containing confidentiality or noncompete covenants, which in the now or in the future could interfere with the performance by the Consultant of his or her services under this Agreement or may have a possibility of adversely affecting the business of the Company.

8. Confidentiality.

(a) Confidential Information. The Consultant acknowledges that (1) as a result of (i) Consultant’s engagement under this Agreement and (ii) Consultant’s previous employment as an officer of the Company, the Consultant has and will obtain knowledge of, and access to, proprietary and confidential information of the Company, its Affiliates and third parties in which information was received by Consultant through a confidentiality agreement between the Company and such third party, including, without limitation, inventions, discoveries, trade secrets, know-how, technical information, systems, processes, methods, designs, manufacturing practices, specifications, models, formulae, prototypes, samples, laboratory and clinical testing results, financial and marketing information, business plans, the identity of customers and suppliers, and the identity of products under development, (collectively, the “Confidential Information”), (2) such information, even though it may be contributed, developed or acquired by the Consultant, constitutes valuable, special and unique assets of the Company developed at significant expense which are the exclusive property of the Company, (3) the restrictions on disclosure and use of Confidential Information set forth below are reasonable and necessary to protect the Company and its Affiliates and is not unreasonably restrictive of any personal rights, and (4) the Company would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Company. Accordingly, the Consultant shall not, at any time, either during or subsequent to the Term (A) use the Confidential Information, except in the performance of services under this Agreement, and (B) disclose to any Person, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Affiliates and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company; provided that the foregoing restrictions on use and disclosure shall not apply to any Confidential Information which: (i) at the time of disclosure can be demonstrated to be already known to Consultant prior to Consultant’s previous employment with the Company or subsequent to his separation from the Company (unless such information was obtained by the Consultant in his duties as a Company consultant) as evidenced by written documents in the Consultant’s possession, unless such Confidential Information is the subject of another confidentiality agreement or provision with or other obligation of secrecy to the Company or another Person for which the Consultant or the Company is also bound; (ii) at the time of disclosure or subsequent thereto is generally available to the public other than by an act or omission on the part of Consultant; (iii) is acquired from or made available by a third Person that is not bound by a confidentiality agreement with or other obligation of secrecy to the Company or another Person; or (iv) is required to be disclosed pursuant to an order of a court or governmental authority, provided that the Consultant gives the Company prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy and Consultant cooperates with the Company is obtaining such an order or other appropriate remedy.

(b) Return of Confidential Information. Upon the termination of Consultant’s engagement by the Company, the Consultant shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company’s business, including without limitation any materials incorporating Confidential Information, which are in the Consultant’s possession or control.

9. Intentionally Omitted

10. New Discoveries. Any and all inventions, discoveries and technical data (whether patentable or not), or the use or preparation thereof (i) resulting from or arising in connection with Consultant’s services for the Company hereunder, and (ii) conceived, reduced to practice, or advanced by Consultant during the term of this Agreement, and which relate to Products upon which Consultant has rendered services to the Company or its Affiliates hereunder or under any research or other agreement, whether performed by or on behalf of Consultant or the Company, shall be the sole and exclusive property of the Company. Consultant shall promptly disclose to the Company any and all of such inventions, discoveries and technical data becoming known to Consultant as a result of or related to the performance of his or her duties hereunder and shall furnish to the Company in writing all relevant information with respect thereto. At the request of the Company, Consultant shall (i) execute, without charge to the Company, irrevocable assignments to the Company or its nominees, of Consultant’s entire right, title and interest in and to such inventions, discoveries and technical data throughout the world, including, without limitation, all patent applications and patents relating thereto and all right to file, obtain and maintain such applications and patents, (ii) execute, without charge to the Company, any and all other documents necessary or desirable to permit the Company to file and maintain such patent applications and patents, and (iii) assist the Company in securing, defending and enforcing such rights. Consultant hereby binds not only himself or herself but also his or her heirs, executors, administrators and legal representatives to execute all such documents and instruments and to do all acts which may be necessary or required by the Company, in order to carry into full force and effect the provisions of this section of the Agreement and to perfect title to said inventions, discoveries and patents in the Company, its successors and assigns. The provisions of this section shall survive the expiration or earlier termination of this Agreement.

11. Remedies. The restrictions set forth in Sections 8 and 10 are considered by the parties to be reasonable for the purposes of protecting the value of the business of the Company. The Consultant acknowledges that compliance by Consultant with the restrictions set forth in Sections 8 and 10 will not prevent Consultant from earning a livelihood. The Consultant acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 8 or 10. Accordingly, the Consultant agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Consultant for all attorneys’ fees and expenses incurred by the Company in enforcing these provisions, should the Company prevail. It is the desire and intent of the parties that the provisions of Sections 8 and 10 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 8 or 10 are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

12. Conflicts of Interest. The Consultant covenants and agrees that during the term of this Agreement, he or she will not have any relationship with any Person which could create a conflict of interest between the Consultant on the one hand and the Company or any of its Affiliates on the other.

13. Termination. This Agreement may be terminated upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 13.

(a) Upon Notice. This Agreement may be terminated by the Company upon 30 days notice to the other party. In the event that the Company terminates the Agreement, (i) all stock options that would have vested during the Term of this Agreement shall be accelerated and vested prior to the termination date, subject to approval by the Company’s Compensation Committee, and (ii) Consultant is entitled to the full compensation under Section 5 hereunder.

(b) Cause. This Agreement may be terminated at the Company’s option, immediately upon notice to the Consultant, upon: (i) breach by the Consultant of any material provision of this Agreement; (ii) breach by the Consultant of Sections 5, 6, 7, 9, 11, 12 and 13 of the Confidential General Release of All Claims entered into by the Consultant and the Company dated January 14, 2011; (iii) negligence or willful misconduct of the Consultant in connection with the performance of his or her duties under this Agreement; (iv) fraud, criminal conduct (as evidenced by the filing of any criminal action against the Consultant) or embezzlement by the Consultant; or (v) Consultant’s misappropriation for personal use of assets or business opportunities of the Company.

(d) Effect of Termination. In the event of any termination under this Section 13, the Company shall have no further obligation under this Agreement, other than as described in Section 13(a), to make any payments to, or bestow any benefits on, the Consultant from and after the date of the termination, other than payments or benefits accrued and due and payable to him or her prior to the date of the termination.

14. Miscellaneous.

(a) Survival. The provisions of Sections 8, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Consultant and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f) Additional Acts. The Consultant and the Company each agrees to execute, acknowledge and deliver and file, or cause to be executed, acknowledged and delivered and filed, any and all further instruments, agreements or documents as may be necessary or expedient in order to consummate the transactions provided for in this Agreement and do any and all further acts and things as may be necessary or expedient in order to carry out the purpose and intent of this Agreement.

(g) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

To the Company:	SafeStitch Medical, Inc. 4400 Biscayne Blvd Miami, Florida 33137 Attn: Jeffrey Spragens Facsimile: (305) 575-4130
With a copy to:	Joshua Weingard 4400 Biscayne Blvd Miami, Florida 33137 Facsimile: (305) 575-4130
To the Consultant:	Adam S. Jackson

768 West 51st Street
Miami Beach, FL 33140
Facsimile: (305) 868-0361

(h) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(i) Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to the conflicts of law principles thereof.

(j) Jurisdiction; Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of Miami-Dade County, Florida. Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida, and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of Miami-Dade County, Florida for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Miami-Dade County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County, Florida has been brought in an inconvenient forum.

(k) Independent Contractor. The parties intend that the relationship of the Consultant to the Company be that of an independent contractor. Accordingly, except as otherwise required by law, payments to the Consultant shall be made free of withholding for federal, state and local taxes, including without limitation social security taxes, income taxes and unemployment compensation taxes. The Consultant shall be responsible for all federal, state and local taxes relating to amounts received by him under this Agreement. Consultant shall have no right or authorization, express or implied, to assume or create any obligation on behalf of the Company.

(l) Publication. Consultant agrees that he or she will not publish any manuscript or other written document based upon information or data resulting from his or her performance of services hereunder for the Company, without the prior written consent of the Company.

(m) Indemnification. Consultant hereby agrees to indemnify and hold harmless Company and its directors, officers, employees and agents from, against and in respect of, the full amount established in a final judgment issued by a court of competent jurisdiction (and which is not the subject of a pending appeal) of all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of Consultant contained in this Agreement; and (ii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(n) Acknowledgement and Attorney Review. CONSULTANT FURTHER STATES THAT HE OR SHE HAS CAREFULLY READ THIS AGREEMENT, IT HAS BEEN FULLY EXPLAINED TO HIM, THAT HE OR SHE HAS HAD THE OPPORTUNITY TO, HAS BEEN URGED BY THE COMPANY TO, AND HAS HAD THE AGREEMENT REVIEWED BY AN ATTORNEY, THAT HE OR SHE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE AGREEMENT ARE THOSE STATED IN THE AGREEMENT, AND THAT HE OR SHE IS SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.

SAFESTITCH MEDICAL, INC.	ADAM S. JACKSON
By: /s/ Jeffrey G. Spragens	/s/ Adam S. Jackson
Its: Chief Executive Officer

Exhibit A